Exhibit (d)(12)

EXECUTION COPY

Amendment to Investment Advisory Agreement

This Amendment dated as of September 18, 2025 (this “Amendment”) is to the Investment Advisory Agreement dated as of April 10, 2018, as amended (the “Agreement”), by and between USCF ETF Trust, a Delaware trust (the “Trust”), on behalf of each series of its series listed on Appendix A to the Agreement (each, a “Fund”) and USCF Advisers LLC, a Delaware limited liability company (the “Adviser”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, Section 3 of the Agreement provides that Appendix A of the Agreement shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund under the Agreement and to reflect any change in the Advisory fees payable with respect to any Fund duly approved in accordance with Section 8 of the Agreement.

WHEREAS, Section 8 of the Agreement provides that additional Funds may be added to the Agreement by written agreement of the Trust and the Adviser.

WHEREAS, the Trust and the Adviser wish to amend the Agreement to add the USCF Oil Plus Bitcoin Strategy (“WTIB”) to the Agreement effective as of the date that WTIB commences investment operations.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Effective as of the date that WTIB commences investment operations, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

USCF ETF TRUST

By:	/s/ John P. Love
Name: John P. Love
Title: President

USCF ADVISERS LLC

By:	/s/ John P. Love
Name: John P. Love
Title: President

APPENDIX A

Fund	Annual Fee as a percentage of average daily net assets
USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund	0.80%
USCF Energy Strategy Absolute Return Fund	0.79%
USCF Midstream Energy Income Fund	0.85%
USCF Dividend Income Fund	0.65%
USCF Gold Strategy Plus Income Fund	0.45%
USCF Sustainable Battery Metals Strategy Fund	0.79%
USCF Sustainable Commodity Strategy Fund	0.79%
USCF Lithium Strategy Fund	0.65%
USCF Endowment Alternatives Fund	0.25%
USCF Oil Plus Bitcoin Strategy Fund	0.89%